CHAPMAN AND CUTLER LLP
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        October 15, 2008




First Trust Portfolios L.P.
1001 Warrenville Road
Lisle, Illinois  60532


     Re:                    FT 1863

Gentlemen:

     We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of FT 1863 in connection with the preparation, execution and delivery of a Trust Agreement dated October 15, 2008 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC as FTPS Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. the execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

      2. the certificates evidencing the Units in the Fund when duly executed and delivered by th Deposito and the Trustee in
accordance  with  the   aforementioned   Trust  Agreement,   will
constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust
prospectus,   will  be  validly  issued,   fully  paid  and  non-
assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-153469) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Respectfully submitted,




                                  CHAPMAN AND CUTLER LLP


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